EXHIBIT 99
PRESS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105
Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES

LETTER OF INTENT TO ACQUIRE THIRD

LARGEST UNITED STATES COCA-COLA BOTTLER

ATLANTA, April 30, 2001 -- Coca-Cola Enterprises today announced it has signed a letter of intent to acquire Hondo Incorporated and Herbco Enterprises, Inc. (collectively known as Herb Coca-Cola). The Company expects to complete the acquisition for a total transaction value (purchase price and acquired debt) of approximately $1.4 billion. The total transaction value is comprised of $1.3 billion for the bottling operations and $100 million for the value of incremental tax benefits associated with the structure of the transaction. Coca-Cola Enterprises anticipates financing approximately 30 percent of the total transaction value with equity and the remaining portion through debt and assumed debt.

The Company expects the transaction to be neutral to earnings in 2001, additive to earnings in 2002, and immediately additive to cash flow. Based on expected operating performance, the bottling operations of Herb Coca-Cola are being acquired at a valuation of approximately 8 times cash operating profit.

Herb Coca-Cola is the third largest United States bottler of products of The Coca-Cola Company. Operating in portions of 6 states, the territory includes the metropolitan areas of Chicago, IL; Milwaukee, WI; Indianapolis, IN; and Rochester, NY. Herb Coca-Cola generated pro forma 2000 net operating revenues of approximately $913 million and case sales of approximately 200 million unit cases. Including the Herb Coca-Cola territories, Coca-Cola Enterprises will sell approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America.

"The acquisition of Herb Coca-Cola is a significant step in strengthening the Company's ability to serve its rapidly consolidating customer base effectively and efficiently," said Lowry F. Kline, vice chairman and chief executive officer. "In addition, the proximity of Herb Coca-Cola's operations to our existing territories offers tremendous opportunity for system rationalization and cost savings."

"This transaction demonstrates our continuing interest in acquisitions that add value for our shareowners and improve our ability to serve our customers," added John R. Alm, president and chief operating officer. "We look forward to bringing our local market focus and our system strengths to these new territories."

The proposed transaction is subject to negotiation of a definitive purchase agreement, expiration of the Hart-Scott-Rodino Antitrust review period, and approval of all appropriate boards of directors. The companies expect to close the transaction by the end of the second quarter or early in the third quarter of 2001.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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